Exhibit 3.1

HANESBRANDS INC.

a Maryland Corporation

ARTICLES OF CONVERSION

Hanesbrands Inc., a Maryland corporation (the “Corporation”), hereby files these articles of conversion (these “Articles”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) for the purposes of converting from a Maryland corporation to a Maryland limited liability company under Section 3-901, et seq., of the Maryland General Corporation Law (the “MGCL”) and Section 4A-1101, et seq., of the Maryland Limited Liability Company Act (the “Act”) and certifies:

FIRST: The name of the Corporation immediately prior to the filing of these Articles is Hanesbrands Inc. The Corporation is a Maryland corporation formed by the filing of Articles of Incorporation on September 30, 2005.

SECOND: By virtue of these Articles filed for record with the SDAT, the Corporation is converting into a Maryland limited liability company organized in the State of Maryland and pursuant to the Act.

THIRD: The name of the Maryland limited liability company into which the Corporation shall be converted is:

Hanesbrands LLC

which shall hereinafter be referred to as the “Company”.

FOURTH: Upon the completion of the conversion in accordance with the MGCL and the Act, the Company shall, for all purposes of the laws of the State of Maryland, continue as the same entity as the Corporation.

FIFTH: The conversion has been approved in accordance with Section 3-902(f) of the MGCL and with Section 4A-1102(b) of the Act, having been declared advisable by the Board of Directors of the Corporation and approved by the unanimous written consent of the sole stockholder of the Corporation.

SIXTH: The manner and basis of converting outstanding shares of stock of the Corporation into membership interests of the Company is as follows: each outstanding share of common stock, par value $0.01 per share, of the Corporation, will be immediately converted into one validly issued, fully paid and outstanding limited liability company interest in the Company, the aggregate of which limited liability company interests will represent 100% of the membership interests in the Company.

SEVENTH: The effective time of these Articles of Conversion shall be as of 8:31 a.m. (Eastern Standard Time) on December 1, 2025 (the “Effective Time”).

[Signature page to follow]

The undersigned acknowledges these Articles to be the act and deed of the Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of their knowledge, information, and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Corporation as of the 1st day of December, 2025.

ATTEST:	HANESBRANDS INC.

/s/ Carlyle Cromer	By:	/s/ Steve B. Bratspies
Name: Carlyle Cromer	Name: Steve B. Bratspies
Title: Assistant Secretary	Title: Chief Executive Officer